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                                                                   EXHIBIT 10.13
                            EXCERPTS FROM MINUTES OF
                          BOARD OF DIRECTORS MEETING OF
                              NASH FINCH COMPANY ON
                                FEBRUARY 13, 1996

     WHEREAS, the Arbitrary Pension Plan No. 1 Supplement (the "Unfunded Plan") to the Nash Finch Company Profit Sharing Plan, as restated by resolution adopted by this Board of Directors on November 11, 1996, and amended by resolution adopted by this Board of Directors on April 25, 1995, provides for the payment of benefits to certain eligible retirees; and

     WHEREAS, the Compensation Committee of this Board of Directors (the "Compensation Committee") has concluded that the underlying purposes for which the Unfunded Plan was established have basically been or are being satisfied, and has recommended that this Board of Directors take certain actions regarding eligibility for participation in the Unfunded Plan and the determination of annual additional payments thereunder;

     RESOLVED, that the following rules be and hereby are adopted, effective immediately, concerning interpretation and administration of the Unfunded
     Plan:

     1. Concerning Paragraph 1 of the Unfunded Plan, as amended, eligibility for participation shall be limited to (a) those persons who have retired and are receiving, or are eligible to receive, benefits under the Unfunded Plan, and (b) any person who, if still employed, has previously been determined to be eligible to participate upon retirement based upon the position held by such person on January 2, 1966.

     2. Concerning the additional annual payment provided for in Paragraphs 3(c) and 5 of the Unfunded Plan, the amount of such payment for 1996 and future years shall not be increased, as compared to the amount paid for the prior year, by a factor greater than the percentage increase in the Consumer Price Index (All Items) for the appropriate period.

     RESOLVED FURTHER, that this Board of Directors hereby delegates to the chief executive officer of the Company the authority to exercise its right to declare additional payments under the Unfunded Plan, as provided in Paragraph 6 thereof, in accordance with the foregoing policy concerning such payments.